Exhibit 99.3 Video Script 2019 Real Estate Account (REA) Outlook Hello, I would like to share with you some thoughts about the state of the U.S. commercial real estate market and the role that real estate, particularly private real estate, plays in your portfolio. As one of the largest real estate investment managers in the world1, TIAA transacts in all corners of the property market, from public to private, debt and equity. Broadly speaking, commercial real estate supply and demand fundamentals are stable. Rents and operating income continue to grow albeit not at the same pace of earlier years during this economic expansion. The capital markets remain liquid with ample debt and equity financing for transactions. But what’s next? Our expectation is that real estate is well positioned to weather a variety of potential market scenarios. If rates continue to rise but are coupled with solid economic growth and stable inflation, real estate should fare relatively well given its ability to grow rental revenue. A lower growth environment with steady rates would point to an elongated cycle in which real estate returns could remain solid. This is where I’d like to highlight the unique advantage of private real estate. Investment professionals are increasingly appreciating the role that private equity and alternative asset classes can play in an individual’s portfolio. 1

Privately valued asset classes typically are much less volatile and hence can act as a stabilizer for portfolios. They tend to trim the highs and lows of the daily headlines. The issue has always been their lack of liquidity. That’s where the TIAA Real Estate Account comes in. 24 years ago, TIAA created an account that provides individual investors access to this low volatility asset class but with guaranteed liquidity. It did this on an at cost basis, purely for the benefit of its participating investors. Since then the Real Estate Account has grown to be one of the largest daily valued private real estate funds in the world. 2 Private real estate in particular has the ability to smooth out bumps in the road, even mild recessions such as the one in 2001 which did not significantly impact the long term upward trajectory of the Account’s share price. In closing, the outlook for the public markets is uncertain. Given those conditions I surely like the sound of more stable yet liquid investment alternatives like real estate. ___________________________________________________________ 1. Pensions & Investments, October 3, 2018. Rankings based on institutional tax-exempt assets under management as of June 30, 2018 as reported by each responding asset manager. 2. Based on total assets under management as of December 31, 2018, according to INREV, the European Association for investors in non-listed real estate vehicles for institutional investors. Please note that withdrawals of earnings from an annuity are subject to ordinary income tax, plus a possible federal 10% penalty if you make a withdrawal before age 59½. Diversification is a technique to help reduce risk. It is not guaranteed to protect against loss. This material is for informational or educational purposes only and does not constitute investment advice under ERISA. This material does not take into account any specific objectives or circumstances of any particular investor, or suggest any specific course of action. Investment decisions should be made based on the investor’s own objectives and circumstances. 2

You should consider the investment objectives, risks, charges and expenses carefully before investing. Please call 877-518-9161 or go to TIAA.org for current product and fund prospectuses that contain this and other information. Please read the prospectuses carefully before investing. The real estate industry is subject to various risks including fluctuations in underlying property values, expenses and income, and potential environmental liabilities. There are risks associated with investing in securities including possible loss of principal. Annuity contracts contain exclusions, limitations, reductions of benefits and may contain terms for keeping them in force. We can provide you with costs and complete details. Investment, insurance and annuity products are not FDIC insured, are not bank guaranteed, are not deposits, are not insured by any federal government agency, are not a condition to any banking service or activity, and may lose value. TIAA-CREF Individual & Institutional Services, LLC, Teachers Personal Investors Services, Inc., Members FINRA and SIPC, distribute securities products. Annuity contracts and certificates are issued by Teachers Insurance and Annuity Association of America (TIAA) and College Retirement Equities Fund (CREF), New York, NY. Each of the foregoing is solely responsible for its own financial condition and contractual obligations. ©2019 and prior years, Teachers Insurance and Annuity Association of America-College Retirement Equities Fund, New York, NY 10017 694799 3